EXHIBIT 15.1

True Leaf Launches Brand Ambassador Program for Professional Athletes and Influencers

Partnership with Rozaay Management will engage professional athletes and influencers who love pets

VERNON, British Columbia, Dec. 19, 2018 (GLOBE NEWSWIRE) -- True Leaf Pet, a division of True Leaf Medicine International Ltd. (“True Leaf” or the “Company”) (CSE: MJ) (OTCQB: TRLFF) (FSE: TLA), a leading global cannabis and hemp wellness brand for pets, today announced it has partnered with Rozaay Management, a results-driven brand ambassador agency, to engage professional athletes and social influencers who recognize the benefits of hemp in helping to maintain and protect the natural vitality of their pet companions.

Rozaay Management, based in Toronto, Canada, is a creative marketing and branding agency, specializing in dealing with top level talents and brands across North America. Beginning with a love of basketball, founder Randy Osei wanted to be involved in the sport as a career and became a professional athlete liaison. From that, he has expanded his platform creating relationships and campaigns with various professional athletes and notable brands, including HP Canada, Nike, and Maple Leaf Sports and Entertainment.

Rozaay Management will help True Leaf build a brand ambassadorship program, identifying and engaging professional athletes and other influencers who are pet lovers and true fans of True Leaf’s legal hemp-based pet products.

“It’s been amazing to learn of the love between professional athletes and their pets. And even more amazing to learn their dogs have huge followings on social media,” said Darcy Bomford, Founder and Chief Executive Officer of True Leaf. “Rozaay Management will help us partner with brand ambassadors who truly support True Leaf’s values and products. This is the ideal way to amplify our storytelling worldwide. Partnering with today’s celebrity athletes will boost True Leaf as the global and trusted hemp-for-pets brand leader.”

“We’re looking forward to introducing True Leaf to the world through influencer endorsements,” said Randy Osei, Chief Executive Officer of Rozaay Management. “We believe that in order for brands to generate success, they must create relationships with ambassadors who genuinely love the purpose, values, and products of a company. We’re confident that professional athletes will be drawn to True Leaf and their message of returning the love to our pets who give us a lifetime of unconditional love.”

True Leaf pioneered legal hemp-based pet supplements that provide calming support, promote hip and joint health, and help immune and heart function. The Company’s True Hemp™ line of functional treats, supplement oils, and chew sticks for dogs and cats are sold in more than 2,800 stores worldwide and online on Amazon and at www.trueleafpet.com.

The company expects to announce its first celebrity brand ambassador in early 2019.

About True Leaf

True Leaf is a leading global cannabis and hemp wellness brand for pets. Inspired by the unconditional love our pets give us every day, we return that love through our wellness pet products which help maintain and protect the natural vitality of our pet companions. “Return the Love” is the purpose that drives our business and is at the heart of our values to bring happiness to pets and their owners.

www.trueleaf.com

Media Contact:

Paul Sullivan
Director, Public Relations
Paul@trueleaf.com
O: 604-685-4742
M: 604-603-7358

Investor Contact:

Kevin Bottomley (Canada)
Director and Corporate Relations
Kevin@trueleaf.com
M: 778-389-9933

Joe Green (US)
Edison Advisors
jgreen@edisongroup.com
O: 646-653-7030
M: 917-575-7089

Follow True Leaf

twitter.com/trueleafpet

facebook.com/trueleafpet

instagram.com/trueleafpet

Forward-Looking Statements

This news release contains forward-looking statements and management may make additional forward-looking statements in response to your questions. Such written and oral disclosures are made pursuant to the Safe Harbor provision of the Private Securities Litigation Reform Act of 1995 and True Leaf hereby claims such safe harbour protection for all forward-looking statements. True Leaf believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions; however, True Leaf’s actual results and performance and the value of its securities could differ materially from those set forth in the forward-looking statements due to the impact of many factors summarized in the "Risk Factors" section of True Leaf’s Offering Circular Form 1-A filed with the U.S. Securities and Exchange Commission and Canadian securities regulatory authorities and other discussions of risk factors contained in True Leaf’s periodic filings or supplements to the offering circular. True Leaf's Offering Circular Form 1-A can be found at www.trueleaf.com/pages/investor. Forward-looking statements speak only as of the date they are made. True Leaf undertakes no obligation to update or revise any such information for any reason after the date of this presentation unless required by law.